Exhibit 16.1

April 18, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01(a) of Form 8-K for the event that occurred on April 17, 2019, to be filed by our former client, Cocrystal Pharma, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, LLP
BDO USA, LLP